EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996



(In thousands, except earnings per share)       Primary           Fully Diluted
                                                Earnings             Earnings
                                               Per Share             Per Share
                                              ----------            ----------
1997

Net Income applicable to common stock              $366                  366

Average number of shares outstanding              4,032                4,032
Average stock option shares                         224                  224
                                            -----------           ----------

    Shares for earnings calculation               4,256                4,256

Net income per share                              $0.09                 0.09
                                            ===========           ==========



1996

Net Income applicable to common stock              $395                  395

Average number of shares outstanding              3,947                3,947
Average stock option shares                         317                  369
                                            -----------           ----------

    Shares for earnings calculation               4,264                4,316

Net income per share                              $0.09                 0.09
                                            ===========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


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